JOHN HANCOCK FUNDS


                                       and

                        JOHN HANCOCK INVESTMENT COMPANIES

                                 CODE OF ETHICS

CONCEPT


       The conduct of officers, directors, trustees and employees of John Hancock Funds, its subsidiaries and sub-advisers on behalf of all registered investment companies and advisory accounts (the "Funds") is governed by one basic principle: the interests of the shareholders of the Funds are paramount. The personal interests of the officers, directors, trustees and employees must be subordinated to those of the shareholders and investors (collectively the "shareholders"). Thus, no John Hancock Funds officer, director, trustee or employee may make personal use of information available by reason of his or her position with John Hancock Funds until after the Funds have acted upon the information. In addition, each investment opportunity which comes to the attention of any such officer, director, trustee or employee and which is appropriate for consideration by any of the Funds must be first made available for the benefit of such Fund before the officer, director, trustee or employee can take any personal advantage of the opportunity. A conflict between the interest of an individual and that of one of the Funds can arise when the individual by virtue of his or her association with John Hancock Funds anticipates action on the part of the Fund and places himself or herself in a position to profit by the Fund's action. A conflict can also arise when an individual by reason of a pre-existing securities position in a personal account, has an interest in whether the Fund buys, sells or holds a particular security. The following guidelines are designed to assist those affiliated with John Hancock Funds in their personal transactions by clearly specifying some, but not all, of the areas where personal investment transactions might raise questions of conflict with the best interests of the Funds and the shareholders.


APPLICATION OF THE CODE OF ETHICS


       This Code of Ethics applies to everyone who is a director, officer, trustee or employee, whether full- or part-time, of John Hancock Funds. In addition, the Code applies to each employee of John Hancock Mutual Life Insurance Company or of any of its direct or indirect subsidiaries who, in connection with the employee's regular functions or duties makes, participates in, or obtains information regarding, the purchase or sale of a security by any of the Funds, or whose functions relate to the making of any recommendations with respect to such purchases or sales, and to anyone who obtains information concerning recommendations made to such Fund with regard to the purchase or sale of a security and has the power to exercise a controlling influence over the management or policies of either Hancock or any of its subsidiaries unless such power is solely the result of an official position with Hancock or the subsidiary. Sub-advisers to John Hancock Funds affiliates, either by the adoption of this Code of Ethics or procedures consistent with the Code's intent, are required to protect the interests of the shareholders.

GUIDELINES

        An employee ("associate") or person considered an associate under this Code of Ethics should observe the following rules:

1.     PRE-CLEARANCE FOR ALL TRADES
       - ALL ASSOCIATES AND FAMILY MEMBERS1

       Pre-clearance for Public Securities2:

       Any personal trades, whether equity or debt, MUST be approved in advance. This requirement applies to all associates and "access" trustees3. The pre-clearance policy governs trades for all associates' personal accounts, those of a spouse, "significant other" or family members sharing a household, as well as all accounts over which the associate has discretion or gives advice or information. The procedures for pre-clearance are contained in a document attached to the Code of Ethics. Given these pre-clearance restrictions, John Hancock Funds does not permit employee participation in investment clubs.


       Employees may invest in derivatives or sell short provided:

            - they submit pre-clearance requests, receive pre-clearance approval
              and
            - the transaction period exceeds the 91 day holding period.


       The procedures for pre-clearance for derivatives, including futures and options, and selling short are attached.



1 For purposes of this Code, the term "family" or "family member" means an associate's "significant other", spouse or other relative, whether related by blood, marriage or otherwise, who either (i) shares the same home, or (ii) is financially dependent upon the associate, or (iii) whose investments are controlled by the associate. The term also includes any unrelated individual for whom an associate controls investments and materially contributes to the individual's financial support.

2 Excludes U.S. Government securities, bank Certificates of Deposit, commercial paper, open-end mutual funds and physical commodities other than gold. Employees must obtain pre-clear approval before trading in closed-end funds, unit investment trusts, or Real Estate Investment Trusts ("REIT's").


3 "Access" trustees include outside trustees of the Funds who have been deemed to have access to fund transactions or proprietary information. Susan S. Newton, Chief Legal Officer/Funds and Private Accounts is the principal authority on who is deemed to be an "access" trustee consistent with the Investment Company Act of 1940 and the Advisors Act of 1940.

       YOU MAY NOT TRADE UNTIL CLEARANCE IS RECEIVED. Clearance approval is valid only for the date granted.

       Clearance for Private Placements and Derivatives:
       Clearance for purchase of private placement securities and derivatives may be obtained by contacting Investment Compliance via Microsoft Outlook in writing. The procedures for private placement and derivatives pre-clearance are contained in a document attached to the Code of Ethics. Clearance of a private placement or a derivative may be denied if the transaction would raise issues regarding the appearance of impropriety.


2.     BAN ON SHORT-TERM TRADING PROFITS

       Effective April 15, 1994, associates and their family members cannot profit from the purchase and sale or the sale and purchase of the same or equivalent securities held 91 or fewer days. A gift from an associate is considered a sale. Any profits realized on such short-term trades must be disgorged and contributed to a charity approved by the Executive Committee of John Hancock Funds. This restriction assures that personal trading is for investment purposes. Any investments in an associate's or family member's account prior to April 15, 1994 are not subject to this ban.


3.     Purchase of Initial Public Offerings ("IPO's")

       No associate nor any member of his or her family acting on advice or information from the associate should purchase any newly issued or publicly-offered securities4 until the next business (trading) day after the offering date and after receipt of pre-clearance approval. No purchase should be at other than the market price prevailing on, or subsequent to, such business day. This restriction shall apply also to anyone with whom the associate or family member covered by this Code has any contract, understanding, relationship, agreement or other arrangement providing benefits substantially equivalent to those of ownership of the securities in question and to any owner of securities in which the associate or family member has the right to vest or revest title at once or at some future time , and also to any trust of which the associate or family member is an income beneficiary or remainderman and over which the associate or family member has any direct influence or control ("controlled trust").

4.     Proprietary Information


       Investment opportunities and ideas brought to John Hancock Funds are considered proprietary to John Hancock Funds and its Funds. Associates have an obligation to share any proprietary information in their possession with the Investment Staff prior to submitting a request for pre-clearance. All written credit or company reports produced by John Hancock Funds associates are also considered proprietary. This information should not be used for personal trading until pre-clearance has been received. An associate cannot make available to others any

4 This provision applies to all initial public offerings except those defined in Footnote 2. Employees cannot invest in "when-issued" bonds as these are considered initial offerings.

       information acquired solely by reason of his or her position with John Hancock Funds even though the associate may have conflicting duties as a director, trustee or agent of another entity with portfolio management or investment responsibilities. Information not generally available and obtained through an associate's position is not available to another person or entity and may not be used in discharging duties to the other person or entity.


5.     Dealings with Brokers


       No associate nor any family member, controlled trust or nominee shall seek or accept favors or preferential treatment from securities brokers or dealers or other organizations with which John Hancock Funds might transact business. Occasional participation in lunches, dinners, cocktail parties, sporting activities or similar gatherings conducted for business purposes is not prohibited. For the protection of both the associate and John Hancock Funds, however, the appearance of a possible conflict of interest must be avoided. Caution is to be exercised in any instance in which business travel and lodging are paid for by other than John Hancock Funds. Associates, their family members, controlled trusts or nominees may subscribe to private offerings placed through a securities firm or to public offerings made to a restricted or limited number of investors, subject to the pre-clearance provisions in Section 1 and the initial public offering bar in Section 3. Compliance with Section 5 on Dealings with Brokers minimizes the basis for any charge that John Hancock Funds associates use their John Hancock Funds position to obtain for themselves issues and opportunities which otherwise would not be offered to them.


6.      Quarterly Reports


       Associates deemed to be "advisory representatives"5 and others so designated are required quarterly to file a report of individual security transactions not otherwise excepted. See exceptions set forth below.6 An advisory representative is not required to report transactions for an account over which the advisory representative has no direct or indirect influence or control. The report is due not later than 10 days after the end of each calendar quarter in which a transaction to which the report relates was effected. The quarterly reports of each of the trustees who are not "interested persons" should be filed with the Chairman of

5 The definition of "advisory representative" is contained in Rule 204-2(a)(12)(A) of the Advisers Act of 1940. "Advisory representatives" include any employee who makes any recommendation, who participates in the determination of which recommendation shall be made, or whose functions or duties relate to the determination of which recommendation shall be made; any employee who, in connection with his [or her] duties, obtains any information concerning which securities are being recommended prior to the effective dissemination of such recommendations or the information concerning such recommendations.

6  Securities   exempted  from   individual   security   transaction   reporting
("Quarterlies") are those which are direct obligations of the United States and shares of non-affiliated registered open-end investment companies.

       Committee on Administration of the Funds.7 All other advisory representatives should file their reports with John Hancock Adviser's Legal Department. To the extent not otherwise required by a Securities and Exchange Commission Rule or Regulation, the securities transaction reports will be kept confidential. The reports are required to be preserved for a period of not less than 5 years from the end of the fiscal year in which they are made and must remain in an easily accessible place for the first 2 years.


7. REPORT OF BOARD, TRUSTEE OR LEADERSHIP POSITIONS IN COMPANIES ISSUING SECURITIES

       Those deemed to be "advisory representatives" as noted in Section 6 must report promptly to the Compliance Officer for the Code of Ethics any board, trustee or leadership position the "advisory representative" holds in a private, public or private non-profit company which issues or plans to issue any security. The Compliance Officer for the Code of Ethics will in turn report such positions to the Trustees of the Funds.

8.     ANNUAL DISCLOSURE OF PERSONAL HOLDINGS
       BY QUARTERLY REPORTING PERSONS

       All those deemed to be "advisory representatives" as noted in Section 6 must disclose all personal securities holdings upon commencement of employment and thereafter by March 15 for holdings as of December 31 of the prior calendar year.

9.     BLACKOUT PERIOD FOR PORTFOLIO MANAGERS


       Portfolio managers, including those designated as portfolio managers in the pre-clear system, are prohibited from buying or selling a security within seven calendar days before and after an investment company that he or she manages trades in that security. Any profits realized on trades within the proscribed periods are required to be disgorged by making a check payable to John Hancock Advisers, Inc. The money will be donated to a charity approved by the Executive Committee of The Berkeley Financial Group. The names of portfolio managers subject to this provision will be submitted annually by the Chief Investment Officer to the Compliance Office and updated as needed.



7 A trustee of a registered investment company who is not an "interested person" within the meaning of the definition contained in the Investment Company Act of 1940 and who would be required to make a transaction report solely by reason of being a trustee of the investment company, may dispense with the filing of a report of a transaction in a security even where the investment company of which she or he is a trustee purchased or sold such security or the company or John Hancock Advisers, Inc. considered such purchase or sale, unless at the time of the transaction the trustee knew or, in the ordinary course of fulfilling her or his official duties as trustee, should have known that such purchase, sale or consideration had occurred within 15 days before the transaction or would occur within 15 days after it. 1 For purposes of these Guidelines, the term "family member" means an associate's "significant other", spouse or other relative, whether related by blood, marriage or otherwise, who either (i) shares the same home, or (ii) is financially dependent upon the associate, or (iii) whose investments are controlled by the associate. The term also includes any unrelated individual for whom an associate controls investments and materially contributes to the individual's financial support.

10.    INSIDE INFORMATION


       All John Hancock Funds associates are subject to the Inside Information Policies and Procedures. A copy may be obtained in "Public Folders" on MS Mail under the heading "Compliance Policies".


11.    CONFLICT OF INTEREST AND BUSINESS PRACTICE POLICY


       Officer and letter grade employees are subject to the Conflict and Business Practice Policy. A copy may be obtained in "Public Folders" on MS Outlook under the heading "Compliance Policies".


INTERPRETATION AND ENFORCEMENT

       The Code of Ethics cannot anticipate every situation in which personal interests may be in conflict with the interests of the shareholders. Associates should be responsive to the spirit and intent of the Code as well as its specific provisions.


       When any doubt exists regarding any provision of the Code or whether a conflict of interest with shareholders might exist, the transaction should be discussed beforehand with the Compliance Officer for the Code of Ethics, Thomas
H. Connors at (617) 375-1724 or Marcia Casey at (617) 572-9183.


       The Code of Ethics is designed to detect and prevent fraud against fund investors, and to avoid the appearance of impropriety. To provide assurance that policies are effective, personal securities transaction reports will be monitored and checked against fund portfolio transactions. Any deviations from the policies will be reported to the Compliance Officer for the Code of Ethics. In addition, other internal auditing procedures may be adopted from time to time.


       Violations of the Code will be referred by the Compliance Officer for the Code of Ethics to the Executive Committee of John Hancock Funds or the Administration Committee of the Fund or both for review and appropriate action.


       The factors considered for a fine or other sanction for a Code violation include:
       - the employee's position and function;
       - whether the employee is an officer, quarterly reporter or registered person with the NASD;
       - the amount of the trade;
       - whether the funds or accounts hold the security and were trading the same day;
       - whether multiple violations occurred for the same transaction;
       - whether the violation was by a "family member." Is the family member employed in the securities industry and thus knowledgeable about employee compliance requirements?
       - whether the employee has had a prior violation and which Code provision was involved.

       Code violations by NASD registered persons are reported to the NASD Compliance Officer at John Hancock Mutual Life Insurance Company. Sanctions for violations could include fines, suspension or termination of the violator's position with John Hancock Funds and/or a report to the appropriate regulatory authority.


       Adopted by the boards of the companies of The Berkeley Financial Group on October 19, 1994; revised and restated by the boards of the companies of The Berkeley Financial Group on April 23, 1997; revised and restated by the boards of the companies of The Berkeley Financial Group on October 1, 1998.

         Adopted by the boards of the investment companies under the management of John Hancock Advisers, Inc. on the following dates:

Panel A - September 27, 1994; Panel B - September 13, 1994; Panel C - September 27, 1994 and Southeastern Thrift and Bank Fund, Inc., on October 24, 1994.

       Revised and restated by the boards of the investment companies under the management of John Hancock Advisers, Inc., on the following dates:

Panel A - June 3, 1997; Panel B - June 2, 1997; and Southeastern Thrift and Bank Fund, Inc., on May 1, 1997.


       Revised and restated by the boards of the investment companies under the management of John Hancock Advisers, Inc., on the following dates:

Panel A and Panel B - December 8, 1998; and Southeastern Thrift and Bank Fund, Inc., on October 30, 1998.

                               John Hancock Funds



                                 Code of Ethics
                            PRE-CLEARANCE PROCEDURES

         An employee ("associate") or person considered an associate under the Code of Ethics should observe the following procedures:

PRE-CLEARANCE FOR ALL TRADES
- ALL ASSOCIATES AND FAMILY MEMBERS1

Three categories of securities require pre-clearance: Public securities, derivatives and private placements

1.  Pre-clearance for Public Securities2:


         Any personal trades, whether equity or debt, MUST be approved in advance. This requirement applies to all associates and "access" Trustees3 ("associates"). The pre-clearance policy governs trades for all associates' personal accounts, or those of a spouse, "significant other" or other family members sharing a household, as well as all accounts over which the associate has discretion or gives advice or information.

         Requests to pre-clear trades must be entered into the pre-clear database on the day prior to the requested trade date. The database is located in Microsoft Outlook under the Tools option, Preclear Personal Trades. It can be accessed by entering your social security number in the appropriate field. If Microsoft Outlook is unavailable, please contact the HELP Desk at 101 Huntington Avenue at (617) 375-4357 for assistance.

  The following data must be entered:


         - name of security to trade
         - ticker symbol
         - cusip  number (9 alpha-numeric characters)
         - trade type
         - purchase date (required when selling a security)
         - brokerage house
         - brokerage account number

         When all data has been entered, select SEND REQUEST which is located in the top right corner of the screen. Associates will be notified by 11:00 A.M. Boston time on the requested trade date via Microsoft Outlook as to whether clearance has been granted.

         If you have any questions or require assistance entering a trade, please call Mary Ellen Logee at (617) 375-4967 or Fred Spring at (617) 375-4987 in the Internal Audit and Investment Compliance Department.


YOU MAY NOT TRADE UNTIL CLEARANCE IS RECEIVED. Clearance approval is valid only for the date granted.

2. Pre-clearance Procedures for Derivatives, Futures, Options and Selling Short:


Clearance for the purchase, sale or related transactions for these securities must be obtained by contacting Bill Sylva via Microsoft Outlook. The request must include:


         - the associate's name;
         - the associate's John Hancock Funds' company;
         - the date of request;
         - the complete name of the security;
         - a description of the security including its relationship to an underlying common stock or stock index;
         - the duration or description of the contract or exercise period;
         - any potential conflict, present or future, with funds' trading activity and whether the security might be offered an inducement to later recommend publicly traded securities for any fund;
         - the seller and whether or not the seller is one with whom the associate does business on a regular basis.

Clearance of such securities may be denied if the transaction would raise issues regarding the appearance of impropriety.


3. Pre-clearance for Private Placements and Derivatives: Clearance for purchase of private placement securities and derivatives may be obtained by contacting Bill Sylva via Microsoft Outlook (please "cc." Mary Ellen Logee on all such requests). The request must include:


         - the associate's name;
         - the associate's John Hancock Funds' company;
         - the complete name of the security;

         - the seller and whether or not the seller is one with whom the associate does business on a regular basis;
         - any potential conflict, present or future, with fund trading activity and whether the security might be offered as inducement to later recommend publicly traded securities for any fund; and
         - the date of the request.

         Clearance of private placements and derivatives may be denied if the transaction would raise issues regarding the appearance of impropriety.

                                                                           2/99


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